  EXHIBIT 11

INDEPENDENT AUDITORS' INCLUSION LETTER

We agree to the inclusion in the Cardone Equity Fund VI, LLC Preliminary Offering Circular dated January 29, 2019 of our report, dated January 29, 2019, on our audit of the financial statements of Cardone Equity Fund VI, LLC as of December 31, 2018, and for the period from December 12, 2018 (inception) to December 31, 2018.

Kaufman, Rossin & Co., P.A.
January 29, 2019
Miami, Florida